UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of the Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Committee for Aerojet Rocketdyne Shareholders and Value Maximization Announces Solicitation to Call a June 2022 Special Meeting to Elect a New Board of Directors

Necessary Step in Response to Steel Partners’ and Warren Lichtenstein’s Continuing Refusal to Set a Date for 2022 Annual Meeting of Stockholders

Committee Particularly Concerned By Lichtenstein’s Filing of HSR Notice To Acquire Up to $1.0098 Billion in Aerojet Rocketdyne Shares

If Elected at the Special Meeting, Independent Director Slate to Take a Fresh Look at Strategic Landscape and Continue to Seek to Maximize Stockholder Value

EL SEGUNDO, Calif., April 22, 2022. Eileen Drake (Aerojet Rocketdyne’s CEO) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) announced today that they will be commencing a solicitation of consents to call a special meeting of stockholders of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD). The special meeting will be proposed for June 21, 2022, to elect a new Board of Directors. This is a necessary step in light of Executive Chairman Warren Lichtenstein’s and his associates’ continuing refusal to agree to a date certain for the 2022 annual meeting of stockholders.

Below is a copy of the letter issued to Aerojet Rocketdyne stockholders by Ms. Drake, Gen. Chilton, Mr. Corcoran and Gen. Lord on behalf of the Committee for Aerojet Rocketdyne Shareholders and Value Maximization:

Dear Fellow Stockholders:

For close to two months we have sought to establish a specific annual meeting date so that stockholders of Aerojet Rocketdyne get the opportunity to decide for themselves the composition of their Board of Directors. During this time Steel Partners, Warren Lichtenstein and their associates on the Board have actively thwarted that effort.

The record is clear that Mr. Lichtenstein’s desire to delay the 2022 annual meeting date only occurred after Ms. Drake delivered notice of an alternative highly-qualified slate of truly independent directors on February 28, 2022. Prior to delivery of the notice, Mr. Lichtenstein insisted that an annual meeting should occur in early June “at the latest.” At the current pace, an annual meeting might not be scheduled until as late as August or September based on recent communications from Mr. Lichtenstein’s advisors.

While obstructing any and all efforts to set an annual meeting date, earlier this month Mr. Lichtenstein filed with antitrust regulators a notice of intent to acquire up to $1.0098 billion in Aerojet Rocketdyne shares, which would increase his ownership to over 30% of the outstanding shares – effectively giving Mr. Lichtenstein and Steel Partners de facto control over your Company without any control premium. Given the deadlock in the Boardroom that he has created, and Mr. Lichtenstein’s unwillingness to recuse himself notwithstanding the clear conflict of interest that exists, the Board is unable to respond to this situation.

As a result of Mr. Lichtenstein’s obstructionist behavior and ensuing deadlock, the Board has been unable to form a committee of independent directors to even begin to address his notice of intention to acquire a significant stake in the Company’s shares. All facts that are conveniently omitted from his 13D beneficial ownership reports and proxy soliciting materials.

Mr. Lichtenstein has also continued his campaign of pressing officers and employees to provide a high volume of company data, which we believe is only intended to facilitate his campaign and efforts to acquire control of Aerojet Rocketdyne without paying a premium. This imposes a significant burden on the Aerojet Rocketdyne team while they are hard at work operating the Company at this important time. No similar effort to educate himself about the Company was mounted by Mr. Lichtenstein in his long tenure at the Company. It is a testament to our employees’ work ethics and commitment that they continue to deliver the services our customers expect in the midst of this situation, and we commend them for doing so.

For the reasons described above we have decided to commence a solicitation to call a special meeting on June 21, 2022 so that stockholders can select a new eight-member Board of Directors and put an end to the costs and burdens Mr. Lichtenstein is inflicting on the Company with his zeal to pursue endless litigation against board members and related management distractions. Of course, we hope that Mr. Lichtenstein and his associates on the Board agree to hold an annual meeting earlier than that date, but we are compelled to take this step to ensure that stockholders have the ability to a make a choice and end a board deadlock that is not in the best interests of any of our stakeholders.

We will need the support of holders of at least 25% of the outstanding shares to call the special meeting, and we look forward to engaging with our fellow stockholders to promptly complete this step that would allow stockholders to make a choice on the directors that will represent them on the Board.

If elected at the special meeting in June, we are committed to work with our proposed slate of director nominees to take a fresh look at the strategic landscape as we continue to seek to maximize stockholder value.

We thank you in advance for your support.

Sincerely,

Committee for Aerojet Rocketdyne Shareholders and Value Maximization

***

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Gibson, Dunn & Crutcher LLP, Richards, Layton & Finger, PA and Ballard Spahr LLP are legal counsel for the Committee for Aerojet Rocketdyne Shareholders and Value Maximization.

Important Information

This communication is being sent in our individual capacity, and not on or behalf of Aerojet Rocketdyne, Inc (the “Company”). No Company resources were used in connection with these materials. Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) will file a solicitation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company. The Incumbent Directors will furnish the definitive solicitation statement to its stockholders, together with a WHITE agent designation card.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SOLICITATION STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the solicitation statement, any amendments or supplements to the solicitation statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of agent designations from stockholders. Information about the participants is set forth in (1) the Company’s Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2021 and (2) the definitive proxy materials filed by the Incumbent Directors on March 28, 2022. Both documents are available for free at the SEC’s website at www.sec.gov.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

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